 Exhibit 10.1

Exclusive Management Consulting and Technical
Service Agreement

This Exclusive Management Consulting and Technical Service Agreement (hereinafter referred to as "this agreement") is signed by and between the following two parties in Changzhou, People's Republic of China (hereinafter referred to as "China") on November 8, 2019.

Party A:	Changzhou Jiekai New Energy Technology Co., Ltd., a wholly foreign-owned company established and validly existing under the laws of China, with its address at Room A507, Science and Technology Industry Building, Jiangsu Research Institute, Dalian University of Technology, Changzhou Science and Education Town, No. 18, Changwu Central Road, Wujin District, Changzhou;

Party B:	Jiangsu Baozhe Electric Technologies, Co., Ltd., a limited liability company established and validly existing under the laws of China, with its address at Room A508, Science and Technology Industry Building, Jiangsu Research Institute, Dalian University of Technology, Changzhou Science and Education Town, No. 18, Changwu Central Road, Wujin District, Changzhou.

Party A and Party B are hereinafter separately referred to as the "party" and collectively referred to as the "parties" below.

Whereas:

1.	Party A is a wholly foreign-owned enterprise registered in China and has the necessary resources to provide technical and management consulting, intellectual property licensing and other supporting services;

2.	Party B is a domestic company registered in China and can be engaged in the production and sales of electric bicycles and lithium batteries (hereinafter referred to as the "main businesses") with the approval of the relevant Chinese government departments according to the laws;

3.	Party A agrees to make use of its technical, personnel and information advantages to provide Party B with exclusive technical and business support and management consulting services related to the main businesses during the term of this agreement, and Party B agrees to accept the consulting and various services provided by Party A or its designated party in accordance with the provisions in this agreement.

Therefore, Party A and Party B reach the following terms and conditions through consultations:

1.	Service provision

1.1	In accordance with the terms and conditions in this agreement, Party B hereby appoints Party A as the exclusive service provider of Party B during the term of this agreement to provide Party B with comprehensive management consulting, technical support, intellectual property licensing and related services, including all necessary services determined by Party A from time to time within the scope of Party B’s main businesses, including but not limited to the following contents:

1.1.1	Management consulting: Draft, modify and improve Party B’s strategic development plan, business plan and investment plan, the market development strategy plan for products and services, the annual financial budget plan, the establishment plan for internal management organizations, and the basic management system of the company, and urge Party B to strictly implement such plans and systems;

1.1.2	Technical services: Research, development, maintenance and upgrading of technologies related to Party B’s business operation; consulting services for Party B’s procurement of equipment, software and hardware systems required for business operation; technical training and guidance for Party B’s employees; other technical services related to Party B’s business operation; and

1.1.3	Intellectual property licensing: Party A agrees to license Party B to use the intellectual property rights owned by Party A and necessary for Party B’s business operation (including but not limited to trademarks, patents, websites, domain names, software and other intellectual property rights).

1.2	Party B shall accept Party A’s consultations and services. Party B further agrees that, unless otherwise agreed by Party A in writing in advance, during the term of this agreement, Party B shall not directly or indirectly obtain any consultation and/or service identical or similar to this agreement from any third party with respect to any service or other issues agreed in this agreement, shall not establish any similar cooperative relationship with any third party in respect of the matters mentioned in this agreement, and shall not enter into any transaction which may result in any conflict with this agreement or adversely affect Party A’s interests under this agreement.

2.	Service price and mode of payment

Both parties agree that, for the services provided by Party A to Party B under this agreement, Party B shall, within three months after each accounting year, pay to Party A 95% of the remaining after-tax profits after making up the losses in the previous year and drawing the provident fund as the remuneration for Party A’s services (hereinafter referred to as the "service fee").

With the prior written consent of Party A, the ratio of the above service fee can be adjusted according to the business needs of Party B.

3.	Intellectual property rights and confidentiality

3.1	Party A shall have sole and exclusive rights and interests in any right, ownership, interest and all intellectual property rights arising from or created by the performance of this agreement, including but not limited to copyright, patent right, patent application right, software, know-how, business secret and others. Party B shall sign all appropriate documents, take all appropriate actions, submit all documents and / or applications, provide all appropriate assistance, and do all other acts deemed necessary by Party A at its own discretion, so as to grant Party A with any ownership, right and interest in such intellectual property rights, and/or improve the protection of such intellectual property rights of Party A.

3.2	Both parties acknowledge and confirm that any oral or written information exchanged between them in connection with this agreement, its contents and the preparation or performance of this agreement shall be deemed as confidential information. Both parties shall keep the confidentiality of all such confidential information and shall not disclose any confidential information to any third party without the written consent of the other party, except for: (a) any information known or to be known to the public (but not disclosed to the public by the party receiving the confidential information arbitrarily); (b) any information required to be disclosed in accordance with the applicable laws and regulations, stock trading regulations, or order of a government department or court; or (c) any information required to be disclosed by either party to its shareholders, investors, legal or financial advisers in connection with the transactions described in this agreement, provided that such shareholders, legal or financial advisers shall also abide by the confidentiality obligations similar to those in this article. Where any staff of either party or any institution engaged by either party leaks any such information, the case shall be deemed that the party discloses the confidential information and shall be liable for breach of the contract in accordance with this agreement. This clause shall remain in force regardless of the termination of this agreement for any reason.

3.3	Both parties agree that this clause shall remain in force regardless of whether this agreement is modified, cancelled or terminated.

4.	Representations and warranties

4.1	Party A represents and warrants as follows:

4.1.1	Party A is a wholly foreign-owned enterprise legally registered and validly existing in accordance with the laws of China.

4.1.2	Party A has taken the necessary corporate actions, obtained the necessary authorizations, and obtained the consent and approval (if necessary) of the third party and government departments to sign, deliver and perform this agreement; Party A’s signing, delivery and performance of this agreement do not violate the explicit provisions of laws and regulations.

4.1.3	This agreement constitutes a legal, valid and binding obligation on it and is enforced against it in accordance with the terms and conditions of this agreement.

4.2	Party B represents and warrants as follows:

4.2.1	Party B is a company legally registered and validly existing in accordance with the laws of China, and Party B has obtained the government license and permit required for its main businesses.

4.2.2	Party B has taken the necessary corporate actions, obtained the necessary authorizations, and obtained the consent and approval (if necessary) of the third party and government departments to sign, deliver and perform this agreement; Party B’s signing, delivery and performance of this agreement do not violate the explicit provisions of laws and regulations.

4.2.3	This agreement constitutes a legal, valid and binding obligation on it and is enforced against it in accordance with the terms and conditions of this agreement.

5.	Coming into force and period of validity

5.1	This agreement is signed and shall come into force on the date first written above.

5.2	Unless otherwise terminated earlier in accordance with this agreement or other agreements between both parties, this agreement shall be valid for twenty years.

5.3	Unless otherwise notified by Party A in writing, this agreement shall be automatically renewed after the expiration of the above term of validity until the expiration of the business term of Party A or Party B.

5.4	Unless otherwise stipulated by laws or this agreement, Party B shall have no right to terminate this agreement.

6.	Termination

6.1	During the validity of this agreement, Party B shall not terminate this agreement earlier unless Party A has any material negligence or fraud against Party B. Nevertheless, Party A may terminate this agreement at any time by giving a written notice to Party B 30 days in advance.

6.2	After the termination of this agreement, the rights and obligations of the parties under Articles 3, 7 and 8 shall remain in force.

7.	Governing law and settlement of disputes

7.1	The formulation, validity, interpretation, performance, modification and termination of this agreement and the settlement of disputes shall be governed by the laws of China.

7.2	Any dispute arising from the interpretation and performance of this agreement shall be settled by both parties through friendly negotiations. Where any dispute is still not settled within 30 days after one party has sent a written notice to the other party requesting settlement through negotiations, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitration shall be conducted in Shanghai and the language shall be Chinese. The arbitration award shall be final and binding on all parties.

7.3	In case of any dispute arising from the interpretation and performance of this agreement or when any dispute is under arbitration, both parties shall continue to exercise their other rights and perform their other obligations under this agreement except for the matters in dispute.

8.	Assignment of the agreement

8.1	Party B shall not assign its rights and obligations under this agreement to any third party, unless otherwise agreed by Party A in writing in advance.

8.2	Party B hereby agrees that Party A may assign its rights and obligations under this agreement to other third parties when it needs to do so, and when such assignment occurs, Party A only needs to give a written notice to Party B, and there is no need to obtain Party B’s consent for such assignment.

9.	Severability of the agreement

Where one or more provisions of this agreement are held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions of this agreement shall not be affected or impaired in any way. Both parties shall carry out negotiations in good faith to replace those invalid, illegal or unenforceable provisions with provisions permitted by law and expected by both parties to be effective to the maximum extent, and the economic effects of such effective provisions shall be as similar as possible to those of the invalid, illegal or unenforceable provisions.

10.	Amendment to and supplementing of the agreement

Both parties may amend and supplement this agreement in any written agreement. Any amendment agreement and supplementary agreement signed by both parties with respect to this agreement shall be integral part of this agreement and have the same legal effect as this agreement.

11.	Language and duplicate

This agreement is made in two sets, and each party shall hold one set, which shall have the same legal effect.

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In witness whereof, the parties have caused their authorized representatives to sign this Exclusive Management Consulting and Technical Service Agreement on the date written above first, which shall come into force immediately and be abided by.